As filed with the Securities and Exchange Commission on August 5, 2011

REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRICK TOP PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	7812	26-4330545
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

(561) 962-4175

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive officers)

Alexander Bafer

Chief Executive Officer

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

(561) 962-4175

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Clint J. Gage, Esq.

Roetzel & Andress

350 East Las Olas Blvd., Ste. 1150

Fort Lauderdale, FL 33301

(954) 462-4150

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.0001 per share	7,118,500	$1.00	$7,118,500	$830.00

Total			$7,118,500	$830.00

(1)	This Registration Statement covers the resale by our selling shareholders of up to 7,118,500 shares of common stock previously issued to such selling shareholders.
(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c).  The proposed maximum offering price is determined by the offering price of shares of common stock in the Company’s most recent private placement in June 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2011

PROSPECTUS

BRICK TOP PRODUCTIONS, INC.

7,118,500 Share of Common Stock

The selling shareholders named in this prospectus are offering up to 7,118,500 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have set an offering price for these securities of $1.00 per share.  We will use our best efforts to maintain the effectiveness of the resale registration statement, of which this prospectus is a part, from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $1.00 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board.  Although we intend to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the Over-The-Counter Bulletin Board the sale price to the public will vary according to prevailing market prices.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is:                    2011

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions, or changes in the exercise price of the warrants. A prospectus supplement may add, update or change information contained in this prospectus.

As used in this prospectus, unless the context requires otherwise, “Brick Top Productions,” “Brick Top,” “we,” “us,” “our” and the “Company” refers to Brick Top Productions, Inc., a Florida corporation, and where applicable, its direct and indirect wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are contained principally in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; the continuation of historical trends; the sufficiency of our cash balances for future needs; our future operations; the relative cost of our operation methods as compared to our competitors; new production projects, entry and expansion into new markets; achieving status as an industry leader; our competitive advantages over our competitors; brand image; our ability to meet market demands; the sufficiency of our resources in funding our operations; our intention to engage in mergers and acquisitions; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These risks, uncertainties and other factors include but are not limited to:  the risks of limited management, labor and financial resources; the risks generally associated with develop stage companies; our ability to establish and maintain adequate internal controls; our ability to obtain a listing on the OTCBB and maintain a market in our securities; and our ability obtain financing, if and when needed, on terms that are acceptable.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS SUMMARY

Our Company

We are a Florida corporation engaged in the business of financing, producing and distributing feature films and television series.  Our initial project, and sole project to date, is a television pilot named The Doorman, which was written, directed, and produced by Nicolas Turturro.

We are a development stage company with limited financial resources. We have not established or attempted to establish a source of equity or debt financing. Our auditors included an explanatory paragraph in their Report on our Financial Statements stating “the Company has a deficit accumulated during the development stage at December 31, 2010 and had a net loss and net cash used in operating activities for the year then ended, respectively with no revenue earned since inception, all of which raise substantial doubt about the Company’s ability to continue as a going concern.”

We are not a blank check company, and we have no current intention of engaging in any merger or acquisition. There have been no discussions concerning a merger of any kind, and we have not authorized anyone to have any preliminary discussions on our behalf.

Our executive offices are located at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432 and our telephone number is 561-962-4175.

Corporate History

We were incorporated on February 20, 2009, in the State of Florida, under the name York Holdings, Inc.  On October 5, 2010, we amended our articles of incorporation to change our name to Brick Top Productions, Inc.

We own a 60% equity interest in York Productions, LLC, a Florida limited liability company through which we developed The Doorman project.  The remaining 40% equity interest in York Productions, LLC is held by Nicolas Turturro.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of 7,118,500 shares of our common stock, par value $0.0001 per share, of which  shares were issued to certain of the selling stockholders in  a series of separate private placements.  No shares are being offered for sale by our Company.

Common stock offered by selling security holders	7,118,500 shares of common stock.

Common stock outstanding before the offering	29,518,500

Common stock outstanding after the offering	29,518,500 common shares as of June 30, 2011

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”

Background

In February 2009 we conducted a private offering of our common stock at a price of $0.10 per share (the “2009 Private Placement”).  We received and accepted subscriptions from 53 investors for a total of 6,260,000 shares of our common stock, for total proceeds of $626,000.  The shares of common stock issued in the 2009 Private Placement were restricted securities, and were issued with a restrictive legend placed on the certificates representing said securities.  The offering was conducted in compliance with Regulation D, promulgated under the Securities Act.

In June 2010 we conducted a private offering of our common stock at a price of $1.00 per share (the “2010 Private Placement”).  We received and accepted subscriptions from 19 investors for a total of 208,500 shares of our common stock, for total proceeds of $208,500.  The shares of common stock issued in the 2010 Private Placement were restricted securities, and were issued with a restrictive legend placed on the certificates representing said securities.  The offering was conducted in compliance with Regulation D, promulgated under the Securities Act.

In June 2010, our President transferred 600,000 shares of our common stock owned by him to 7 individuals in a private transaction (the “Private Transaction”).

In June 2011, we issued 50,000 shares of our common stock to an accredited investor at a price of $1.00 per share, pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

This prospectus relates to the resale by the selling stockholders of the 7,118,500 shares of restricted common stock described above. We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.”

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Year Ended December 31,2010 (Audited)	For the Three Months Ended March 31, 2011 (Unaudited)
STATEMENT OF OPERATIONS
Revenues	$-	$-
Professional Fees	$69,648	$7,618
General and Administrative Expenses	$25,070	$2,382
Total Operating Expenses	$160,504	$73,054
Net Loss	$(160,495)	$(73,054)

	As of December 31, 2010 (Audited)	As of March 31, 2011 (Unaudited)
BALANCE SHEET DATA
Cash	$57,581	$35,229
Total Assets	$358,318	$336,101
Total Liabilities	$26,663	$77,500
Stockholders’ Equity	$331,655	$258,601

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to the Business

Brick Top has very limited financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

Brick Top has very limited financial resources. We have negative working capital of $78,580 and a net stockholder’s equity of $217,601 at March 31, 2011. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the period ended December 31, 2010 that states that this lack of resources causes substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

We need additional capital to develop our business.  If we fail to obtain additional capital we may not be able to implement our business plan.

The continuation of our operations will require the commitment of substantial additional resources. Currently, we have no established bank-financing arrangements. Therefore, it is likely that we will need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.  Our expenses are at a minimum and therefore most of the capitals raised will be invested in the acquisition and development of media projects.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to continue our business operations.

Brick Top  is and will continue to be completely dependent on the services of our founder and CEO, Alexander Bafer, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Brick Top’s operations and business strategy are completely dependent upon the knowledge and business connections of Alexander Bafer. He is currently providing services to the Company pursuant to terms of an executive employment agreement, but he has the right to terminate the agreement at will. If he should choose to leave us for any reason or if he becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will fail without the services of Mr. Bafer or an appropriate replacement.

Because we have only recently commenced business operations, we face a high risk of business failure.

We were formed in February 20, 2009. All of our efforts to date have related to developing our business plan and beginning business activities. We currently have no revenues and we face a high risk of business failure.

Most of our competitors, which include large studios and production companies, have significantly greater financial and marketing resources than do we.

Most of our competitors, which include large studios and production companies, have significantly greater financial and marketing resources than do we. Many have sophisticated Websites and the ability to advertise in a wide variety of media. We will principally depend on the business contacts of our CEO. There are no assurances that our approach will be successful.

Alexander Bafer, our chief executive officer, principal financial officer, and principal accounting officer, has no meaningful accounting or financial reporting education or experience and, accordingly, our ability to meet Exchange Act reporting requirements on a timely basis will be dependent to a significant degree upon others.

Alexander Bafer has no meaningful financial reporting education or experience. He is and will be heavily dependent on advisors and consultants. As such, there is risk about our ability to comply with all financial reporting requirements accurately and on a timely basis.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

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provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being mad e only in accordance with authorizations of management and/or directors of the Company; and

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provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

We will be required to include a report of management on the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to timely remediate. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will have to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of this compliance could be significant. If our revenues do not increase and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs in the normal course of business which would result in our being unable to continue as a going concern.

Having only two directors limits our ability to establish effective independent corporate governance procedures and increases the control of our CEO.

We have only two directors, neither of which is independent; accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our CEO’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Risks Related to Our Common Stock

The offering price of our common stock has been determined arbitrarily.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation and, therefore, expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may, therefore, lose a portion or all of their investment

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of our authorized and unissued shares.  In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders and may further dilute common stock book value, and that dilution may be material.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and Bylaws provide for the indemnification of our officers and directors.  We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. We intend to engage a market maker to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance that we will be able to engage a market maker, or, if we are so able, that the market maker’s application will be accepted by FINRA; nor can we estimate the time period that acceptance of the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether

(i)	any market for our shares will develop;

(ii)	the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible”, then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for OTCBB companies relying on broker dealers for stock transactions). Said differently, while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long the approval process will take.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Brick Top and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated lower price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions. See “Plan of Distribution” and “Risk Factors”.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve an investor’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the investor and make a reasonable determination that the transactions in penny stocks are suitable for that investor and that that the investor has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, many broker-dealers elect not to engage in penny stock transactions, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market that may develop. The additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

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Control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by sales persons;

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Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

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Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities being registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares, and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in a number of states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our CEO to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Our CEO owns an aggregate of approximately 52% of our outstanding common stock. Because of his stock ownership, he is in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our CEO may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders have no way of overriding decisions made by our CEO. This level of control may also have an adverse impact on the market value of our shares because our CEO may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with voluntary compliance, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations as a result thereof.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 shareholders and do not file a registration statement on Form 8A. If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more security holders and greater than $10 million in assets. As a result, your access to information regarding our business will be limited.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

All shares being offered will be sold by existing shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 7,118,500 shares of our common stock, of which 6,260,000 shares were issued to certain of the selling stockholders in connection with the 2009 Private Placement, 208,500 shares of common stock were issued to certain of the selling stockholders in connection with the 2010 Private Placement, 600,000 shares were transferred to certain of the selling stockholders from our President in the Private Transaction, and 50,000 were issued to an accredited investor under the exemption from registration provided by Section 4(2) of the Securities Act.  The 2009 Private Placement shares and the 2010 Private Placement shares were issued in accordance with the exemption from the registration provisions of the Securities Act, provided by Section 4(2) of such Act for issuances not involving any public offering and the Regulation D promulgated thereunder. We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of June 30, 2011, there are 29,518,500 shares of our common stock issued and outstanding.

The following table sets forth, as of June 30, 2011, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.  None of the selling shareholders has had a material relationship with us other than as a shareholder at any time within the past three years or has ever been one of our officers or directors.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Stockholder	Common Shares Owned by the Selling Stockholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering (1)

Thomas A. Alico	25,000	25,000	*	0
Brad Baldwin	55,000	55,000	*	0
Mody K. Boatright	100,000	100,000	*	0
Charles R. Bohon and Frances J. Bohon, JT TEN	10,000	10,000	*	0
Joseph E. Boone, M.D.	55,000	55,000	*	0
Joe M. Bradford	50,000	50,000	*	0
Gary W. Brown	162,500	162,500	*	0
Mark B. Bushka	30,000	30,000	*	0
Andrew A. Clark	102,500	102,500	*	0
William A. Craig	25,000	25,000	*	0
John Durian	80,000	80,000	*	0
James J. Edwards	40,000	40,000	*	0
Richard Etra	90,000	90,000	*	0
Hazen S. Finnerty and Deborah M. Finnerty, JT TEN	25,000	25,000	*	0
Dominic J. Frio	20,000	20,000	*	0
Stephen E. Gately	10,000	10,000	*	0
James B. Gilman	95,000	95,000	*	0
Larry Ginsburg	103,000	103,000	*	0
Gary D. Grigg	40,000	40,000	*	0
Darwin E. Grimm	10,000	10,000	*	0
Robert W. Hamilton	140,000	140,000	*	0
Thomas R. Hart II	290,000	290,000	*	0
John L. Haubenstricker and Beth E. Haubenstricker, TEN ENT	10,000	10,000	*	0
Joel Hertz	70,000	70,000	*	0
Paul E. Hoffman	10,000	10,000	*	0
J. Lee Hopkins and Nancy Hopkins, TEN ENT	35,000	35,000	*	0
Ralph E. Howe	35,500	35,500	*	0
Joel Huddleston	25,000	25,000	*	0
David O. Hughes, Sr.	75,000	75,000	*	0
Mark B. Hughes	20,000	20,000	*	0
William F. Humbert	180,000	180,000	*	0
Gary O. Johnson	10,000	10,000	*	0
Martin K. Jones	50,000	50,000	*	0
Judson Legrand	30,000	30,000	*	0
Steven A. Lizak	10,000	10,000	*	0
Norman R. Luttbeg	10,000	10,000	*	0
Ralph R. Main	42,500	42,500	*	0
Vic Major	20,000	20,000	*	0
William Neilan	25,000	25,000	*	0
William D. Reaves, Jr.	25,000	25,000	*	0
James J. Regan and Maureen E. Regan, TEN ENT	1,407,500	1,407,500	4.8%	0
Charles Reutner	232,500	232,500	*	0
J. Michael Sabatini	20,000	20,000	*	0
Donald Schoenfeld	50,000	50,000	*	0
Judd Schwartz	10,000	10,000	*	0
James r. Simcox	50,000	50,000	*	0
Howard R. Simmons	30,000	30,000	*	0

Name of Selling Stockholder	Common Shares Owned by the Selling Stockholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering (1)

Charles M. Thompson	75,000	75,000	*	0
Noble Thompson IV	90,000	90,000	*	0
Larry Vipond	100,000	100,000	*	0
William K. Walden and Florence A. Walden, TEN ENT	1,750,000	1,750,000	5.9%	0
Jack Walters	100,000	100,000	*	0
Leroy M. Wernette, Jr.	50,000	50,000	*	0
Gary L. White	117,500	117,500	*	0
Thomas D. Wilson	25,000	25,000	*	0
Dale J. Wood	110,000	110,000	*	0
Richard A. Wood	10,000	10,000	*	0
Marty Riback	75,000	75,000	*	0
Mitchell Riback	75,000	75,000	*	0
Roger Nesbitt	150,000	150,000	*	0
Steven Gately	200,000	200,000	*	0
David Shively	25,000	25,000	*	0
James Regan	50,000	50,000	*	0
Cindy Riback	25,000	25,000	*	0
James J. Lux	50,000	50,000	*	0

*   less than 1% Based on 29,518,500 shares outstanding at June 30, 2011

(1) assumes the selling stockholders sell all shares of common stock registered under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this registration statement is declared effective by the SEC;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•

any other method permitted pursuant to applicable law; and

•

a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

In the event that the selling stockholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act or any state securities laws or rules and regulations promulgated thereunder.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF BUSINESS

Introduction

Brick Top Productions, Inc., is a corporation organized on February 20, 2009, under the laws of the State of Florida.  The Company was organized for the purpose of financing the production and distribution of one or more television series and feature films to be licensed for exploitation in domestic and international theatrical, television, cable, home video and pay per view markets.

We have completed a pilot for a television series, have acquired the rights to a couple of screenplays, and are actively seeking additional opportunities to finance television and film projects.  We intend to pursue the financing of one or more major feature films utilizing prominent actors.  Major projects such as the foregoing often provide the opportunity to pre-sell exclusive distribution rights to individual overseas territories, thereby hedging part of the project cost.

We are also pursuing the acquisition of the rights to a film made by Nicholas Turturro titled The Search For One-eye Jimmy. The film was never released theatrically but includes prominent talent such as Samuel L. Jackson, Steve Buscemi, John Turturro, Nick Turturro, Jennifer Beals, Aida Turturro, Michael Badalucco and Ray “Boom Boom” Mancini. Mr. Turturro completed the film in the early 1990’s.

In addition, we intend to pursue the filming of an ongoing daily series of 5-10 minute short shows that would be disseminated through an application downloaded to smart phones. We believe this method of distribution will receive more industry attention in the near future, aided by the explosive growth of social media companies such as Facebook and Twitter, as well as viral dissemination through websites such as Youtube.

The Initial Project – “The Doorman”

In June 2010, we acquired the rights, through a majority owned subsidiary, to a screenplay titled “The Doorman”.  We have since completed the process of developing the screenplay into a television pilot.  The screenplay was written by Nicholas Turturro, who was involved in the development and production, of the project, and is involved in its marketing. We are in the process of hiring a show runner in the Hollywood, CA area in an effort to sell The Doorman project to a television network.  If we are able to sell the rights to The Doorman the proceeds received would provide the capital necessary to complete a full season of episodes (approximately 10-12).

Nicolas Turturro

Nicholas is an American film, television and prolific on-stage character actor. Nicholas garnered an Emmy nomination for playing Officer James Martinez on the TV program NYPD Blue, where he sparked a wonderful on and off screen chemistry between both Franz & Clapp and became a favorite among younger viewers (a role he played from 1993 to 2000). His list of credits include portraying Al Capone in The Young Indiana Jones Chronicles and playing the role of "Brucie" in the 2005 remake of The Longest Yard and "Renaldo" in I Now Pronounce You Chuck and Larry. He will star alongside Miko Hughes, David Proval, and Ruth Buzzi in the upcoming comedy film, City of Shoulders and Noses. The feature film is being produced by Tommy Ardolino, Sybil Danning, and George Parra, and is currently in pre-production. He also has roles in The Sandy Creek Girls, currently in production, and in Fancypants, currently in post-production.

Description of The Doorman

The Doorman is an urban dramatic comedy set in New York City. It is centered on the life experiences of a doorman at a historic and upscale Central Park South hotel. The doorman and his colorful cast of friends, through interactions with one another and the hotel’s upper class celebrity and high society guests, provide a unique perspective of every day life in the big city and of the similarities and distinctions between the classes. Mr. Turturro often describes the project as a mix between Diner and Swingers.

Investment Structure

The rights to “The Doorman” are owned by York Productions, LLC, a Florida limited liability company

(“York Productions”). Our principals serve as the managers of York Productions, and control the company’s financing and day to day operations.

In consideration for a 40% interest in York Productions Nicholas Turturro contributed all rights to The Doorman project to the company.  We received a 60% interest in York Productions in consideration for our obligation to fund the pre-production, production, and post production of the pilot, at a total cost of approximately $250,000.

Any proceeds generated from the pilot will be allocated pro-rata among the Company and Nicholas Turturro. The foregoing terms are the result of arms-length negotiations among the parties involved.

Competition

We face stiff competition from other participants in the television and motion picture business, including major networks such as ABC, NBC, CBS, for example, and major studios such as Sony, Miramax, Paramount Pictures Corporation, Universal Pictures, and Columbia Pictures, for example, which have access to funding substantially greater than that which is available to us.

Employees

As of the date of this prospectus our two officers are our only employees. Additional employees will be hired in the future as our business expands.

Properties

We do not own any real property. We maintain office space at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432, pursuant to the terms of a virtual office agreement with Regus Management Group, LLC, providing for rental payments of $219 per month. The term of the office lease expires on January 31, 2012.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock.

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 70 holders of record of our common stock.

Rule 144 Shares

Rule 144 provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or 12 months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three month period. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for the 3 months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.  Currently, approximately 7,360,000 shares of our common stock are subject to sale under Rule 144 without restriction.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements of Company include the accounts of Brick Top Productions and its majority-owned subsidiary, York Productions, LLC. All significant intercompany balances and transactions have been eliminated.

Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations for Three Months Ended March 31, 2011 compared to the Three Months Ended March 31, 2009

		Three Months Ended March 31,				Period from February 20, 2009 (Inception) to March 31, 2011
		2011		2010
Revenue	$	Nil	$	Nil	$	Nil
Operating Expenses		$(73,054)		$(3,372)		$(587,920)
Net Loss from Operations before non-controlling interest		$(73,054)		$(3,372)		$(587,920)
Net Loss attributable to non-controlling interest		$-		$-		$(9)
Net Loss attributable to Brick Top Productions stockholders		$(73,054)	$	(3,372)		$(587,911)

Revenues for the three months ended March 31, 2011 were $0 as compared to $0 for the three months ended March 31, 2010. Our future revenue plan is dependent on our ability to effectively market The Doorman pilot and close new viable acquisitions of film rights.

General and administrative expenses for the three months ended March 31, 2011 was $2,382 compared to $1,601 for the three months ended March 31, 2010.  The Company’s increase in general and administrative expenses is a reflection of postage and entertainment expenses related to the marketing of our pilot, The Doorman.

The Company has realized a net loss of $73,054 for the three months ended March 31, 2011 compared to net loss of $3,372 for the three months ended March 31, 2010. The current net loss is largely attributable to accrued compensation and professional fees incurred.

Results of Operations for Year Ended December 31, 2010 compared to the Year Ended December 31, 2009

The following summary of our results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2010 and 2009 and the period from February 20, 2009 (Inception) to December 31, 2010.

	Year Ended December 31,		Period from February 20, 2009 (Inception) to December 31, 2010
	2010	2009
Revenue	$0	$0	$0
Operating Expenses	$160,504	$354,362	$514,866
Net Loss from Operations before non-controlling interest	$(160,504)	$(354,362)	$(514,866)
Net Loss attributable to non-controlling interest	$(9)	$0	$(9)
Net Loss attributable to Brick Top Productions stockholders	$(160,495)	$(354,362)	$(514,857)

We have not earned any revenues since our inception. We do not anticipate earning revenues in 2011, except in the event we enter into film right agreements.

Key components of our operating expenses for the years ended December 31, 2010 and 2009 and the period from February 20, 2009 (Inception) to December 31, 2010 are outlined in the table below:

	Year Ended December 31,		Period from February 20, 2009 (Inception) to December 31, 2010
	2010	2009
Professional Fees	$69,648	$27,532	$97,180
Marketing	$1,102	$35,675	$36,777
Bad Debts	$0	$99,000	$99,000
General & Administrative	$25,070	$12,915	$37,985

The decrease in operating expenses for the year ended December 31, 2010, compared to the same period in fiscal 2009, was due to decreases in marketing, compensation, and bad debt expenses.

Liquidity and Capital Resources

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Increase / (Decrease)
Net Cash Used in Operating Activities	$(22,352)	$(12,298)	$(10,054)
Net Cash Used in Investing Activities	$0	$0	$0
Net Cash (Used In) Provided by Financing Activities	$0	$28,048	$(28,048)
Net Increase in Cash	$(22,352)	$15,750	$(38,102)

As of March 31, 2011, our total assets were $336,101 and our total liabilities were $118,500 and we had working capital of $(78,580). Our financial statements report a net loss of $73,054 for the three months ended March 31, 2011, a net loss of $160,495 for the year ended December 31, 2010, and a net loss of $514,857 for the period from February 20, 2009 (date of inception) to December 31, 2010.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard we have raised additional capital through equity offerings and loan transactions.   There can be no assurance that we be able to continue to raise capital through such means, on terms and conditions that are deemed acceptable to us.

Off Balance Sheet Arrangements

As of June 30, 2011, there were no off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held

Alexander Bafer	39	Chief Executive Officer, Chief Financial Officer, and Director
Christopher Leone	39	President and Director

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Alexander Bafer.  Mr. Bafer is a founder of the Company and serves as its Chief Executive Officer and a Director.  Mr. Bafer began his career in the financial industry in mid 1990's and joined Merrill Lynch in New York, NY in 1996 where he assisted in the management of a $500 million portfolio, and acquired a Series 7 license, Series 63 license, Series 65 license, and health and life insurance licenses.  Thereafter Mr. Bafer accepted employment as a Senior Account Executive with Preferred Securities Group in Boca Raton, Florida, where he was ultimately promoted to President and Managing Director of the Firm's 3 trading offices, 50 registered representatives, and numerous support personnel.  Mr. Bafer then accepted a position as a fund manager with United Capital Management in Ft. Lauderdale, Florida, where he was closely involved in all aspects of organizing and managing a hedge fund.  Mr. Bafer then served as the Vice President of Guaranteed Mortgage Bankers where he was responsible for managing and training a sales staff of 75 in 6 separate multi-state offices.  After a brief period as a mortgage banker with Royal Bank of Canada, Mr. Bafer assumed the role of Executive Vice President of Investor Relations with Digikidz, a children's media company, where he was involved in raising capital for the company.  In addition, for much of his career Mr. Bafer has been involved with Investment Management of America, a venture capital firm and incubator, where he has been instrumental in raising capital for several start-up ventures.  Mr. Bafer received a B.S. degree in Pre-Law from St. John's University in 1995, graduating in the top four percent of his class.  Mr. Bafer has voluntarily allowed his securities licenses to expire.

Christopher Leone.  Mr. Leone is a founder of the Company and serves as its President and a Director.  From 1995 until 2002 Mr. Leone was a financial consultant and managed investment banking operations, including venture capital, mergers, acquisitions and private placements.    Mr. Leone developed a simple, yet unique, system for trading equity in the early 1990's which used technical analysis as its cornerstone.  Mr. Leone has worked as a mortgage consultant for RBC Mortgage (a division of Royal Bank of Canada) where he consistently achieved production levels in the highest brackets of the company.  Mr. Leone has experience in the process of bundling closed loans to be sold in the secondary market as mortgage backed securities.  Mr. Leone received a BA degree in Sociology from Florida Atlantic University.  Mr. Leone has

Directors

Our Bylaws authorize us to have between one and nine Directors.  We currently have two Directors.  Neither of our Directors is independent.  Our Directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death.

Board Committees

Our Board of Directors has not yet appointed an audit committee, a compensation committee, or a nominating and corporate governance committee due to the small size of our Board. Our Board does not currently have any member who qualifies as an audit committee financial expert. We have no current plans to establish an independent audit committee, compensation committee or corporate governance committee.

Code of Ethics

We do not currently have a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics in near future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alexander Bafer, CEO, CFO, & Director	2010	25,000	0	0	0	0	0	0	25,000
	2009	69,700	0	1,533	0	0	0	0	71,233

Christopher Leone, President & Director	2010	25,000	0	0	0	0	0	0	25,000
	2009	61,800	0	717	0	0	0	0	62,517

Employment Agreements

On September 21, 2010, we entered into an employment agreement with Alexander Bafer under which he agreed to serve as our Chief Executive Officer.  The employment agreement provides for three year term, subject to Mr. Bafer’s option to extend the term by an additional three year period.  The agreement provides for a base salary of $150,000 per year and a discretionary bonus in the amount of up to 150% of the base salary, payable quarterly.  The agreement is subject to termination by the Company for cause and also in the event of Mr. Bafer’s death or disability.  Mr. Bafer may terminate the agreement if within two years of a change in control any of the following events occurs: (i) a material diminution of the employee's responsibilities, as compared with the employee’s responsibilities immediately prior to the change in control; (ii) any reduction in the sum of employee's base salary or bonus as of the date immediately prior to the change in control; (iii) any failure to provide the employee with benefits at least as favorable as those enjoyed by similarly situated senior corporate officers at the Company under the Company's pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents; (iv) any relocation of the employee's principal site of employment to a location more than 25 miles from the employee's principal site of employment as of the date immediately prior to the change in control; or (v) any material breach of the agreement on the part of the Company.  In the event of a termination as a result of a change of control, Mr. Bafer would be entitled to the following:  (i) a lump sum payment within ninety (90) days of such termination in an amount equal to 2.9 times the base salary; (ii) reimbursement for expenses accrued through the date of termination; (iii) a bonus within ninety (90) days of such termination in an amount equal to 150% of the bonus received by employee, if any, during the year immediately prior to such termination; (iii) all benefits as would have been awarded under the agreement  through the expiration of the term thereof; and (iv) payment sufficient to provide for a gross-up of any excise, income, and other taxes resulting from imposition of the parachute penalties of the Internal Revenue Code or applicable state tax laws.  The agreement contains customary confidentiality and indemnification provisions.

On September 21, 2010, we entered into an employment agreement with Christopher Leone under which he agreed to serve as our President.  The employment agreement provides for three year term, subject to Mr. Leone’s option to extend the term by an additional three year period.  The agreement provides for a base salary of $150,000 per year and a discretionary bonus in the amount of up to 150% of the base salary, payable quarterly.  The agreement is subject to termination by the Company for cause and also in the event of Mr. Leone’s death or disability.  Mr. Leone may terminate the agreement if within two years of a change in control any of the following events occurs: (i) a material diminution of the employee's responsibilities, as compared with the employee’s responsibilities immediately prior to the change in control; (ii) any reduction in the sum of employee's base salary or bonus as of the date immediately prior to the change in control; (iii) any failure to provide the employee with benefits at least as favorable as those enjoyed by similarly situated senior corporate officers at the Company under the Company's pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents; (iv) any relocation of the employee's principal site of employment to a location more than 25 miles from the employee's principal site of employment as of the date immediately prior to the change in control; or (v) any material breach of the agreement on the part of the Company.  In the event of a termination as a result of a change of control, Mr. Leone would be entitled to the following:  (i) a lump sum payment within ninety (90) days of such termination in an amount equal to 2.9 times the base salary; (ii) reimbursement for expenses accrued through the date of termination; (iii) a bonus within ninety (90) days of such termination in an amount equal to 150% of the bonus received by employee, if any, during the year immediately prior to such termination; (iii) all benefits as would have been awarded under the agreement  through the expiration of the term thereof; and (iv) payment sufficient to provide for a gross-up of any excise, income, and other taxes resulting from imposition of the parachute penalties of the Internal Revenue Code or applicable state tax laws.  The agreement contains customary confidentiality and indemnification provisions.

Outstanding Equity Awards At Fiscal Year-end Table

At the end of our last completed fiscal year, neither of our named executive officers had any outstanding unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Both of our directors are employees of the Company, and do not receive any additional compensation for their service as directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2011, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own 5% or more of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 29,518,500 shares of common stock issued and outstanding.  Unless otherwise stated, the address of the shareholders set forth in the table is c/o Brick Top Productions, Inc., 433 Plaza Real, Suite 275, Boca Raton, Florida 33432.

Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*

Alexander Bafer, CEO, CFO, and Director	15,333,333	52.0%
Christopher Leone, President and Director	6,566,667	22.3%
William K. Walden and Florence A. Walden, TEN ENT	1,750,000	5.9%

Total all executive officers and directors	21,900,000	74.2%

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction

We do not have any reportable related party transactions.

Review, Approval and Ratification of Related Party Transaction

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF SECURITIES

Common Stock

We have authorized 100,000,000 shares of common stock, par value of $0.0001 per share, of which 29,518,500 shares were outstanding as of June 30, 2011

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business.  Action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless our Articles of Incorporation or the Florida Business Corporation Act (“FBCA”) requires a greater number of affirmative votes.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends.  The FBCA, however, prohibits us from declaring dividends where after giving effect to the distribution of the dividend: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.  We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Share Purchase Warrants

We do not have any outstanding warrants to purchase shares of our common stock.

Options

We do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

The transfer agent for our common stock is                  . The transfer agent’s address is                 , and its telephone number is (                   ).

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock being offered hereby has been passed upon by Roetzel & Andress.

Li & Company, PC, certified public accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  The report of Li & Company, PC is included in reliance upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BRICK TOP PRODUCTIONS, INC.

(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheet as of March 31, 2011 and December 31, 2010 (unaudited)	F-2

Consolidated Statement of Operations for the three months ended March 31, 2011, and 2010, and for the period from February 20, 2009 (inception) through March 31, 2011 (unaudited)	F-3

Consolidated Statement of Equity for the period from February 20, 2009 (inception) through March 31, 2011 (unaudited)	F-4

Consolidated Statement of Cash Flows for the three months ended March 31, 2011, and 2010, and for the period from February 20, 2009 (inception) through March 31, 2011 (unaudited)	F-5

Notes to Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheet as of December 31, 2010 and December 31, 2009 (audited)	F-12

Statement of Operations for the year ended December 31, 2010, and 2009, and for the period from February 20, 2009 (inception) through December 31, 2010 (audited)	F-13

Consolidated Statement of Equity for the period from February 20, 2009 (inception) through December 31, 2010 (audited)	F-14

Consolidated Statement of Cash Flows for the year ended December 31, 2010, and 2009, and for the period from February 20, 2009 (inception) through December 31, 2010 (audited)	F-15

Notes to Financial Statements	F-16

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31,	December 31,
	2011	2010
	(Unaudited)

CURRENT ASSETS

Cash	$35,229	$57,581
Prepaid expenses	4,691	17,191

Total Current Assets	39,920	74,772

Computer equipment, net	1,660	1,791

Capitalized pilot costs	292,931	280,165

Deposits	1,590	1,590

TOTAL ASSETS	$336,101	$358,318

LIABILITIES AND EQUITY

CURRENT LIABILITIES

Accrued expenses	$62,500	$11,663
Advances from stockholders	56,000	56,000

Total Current Liabilities	118,500	67,663

TOTAL LIABILITIES	118,500	67,663

EQUITY

Preferred stock; $0.0001 par value, 10,000,000 shares authorized none issued or outstanding	-	-

Common stock; $0.0001 par value, 100,000,000 shares authorized 29,468,500 shares issued and outstanding	2,947	2,947

Additional paid-in capital	802,574	802,574

Deficit accumulated during the development stage	(587,911)	(514,857)
Total Brick Top Production Stockholders' Equity	217,610	290,664

Non-controlling interest in subsidiary	(9)	(9)

Total Equity	217,601	290,655

TOTAL LIABILITIES AND EQUITY	$336,101	$358,318

See accompanying notes to consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For three months ended March 31, 2011 (Unaudited)	For three months ended March 31, 2010 (Unaudited)	For The Period From February 20, 2009, (Inception) Through March 31, 2011 (Unaudited)

Revenue	$-	$-	$-

Operating expenses:

Compensation	62,500	-	246,290
Professional fees	7,618	454	104,798
Marketing	-	-	36,777
Bad debts	-	-	99,000
Rent	554	1,317	60,688
General and administrative	2,382	1,601	40,367

Total operating expenses	73,054	3,372	587,920

Loss before income taxes and non-controlling interest	(73,054)	(3,372)	(587,920)

Provision for income taxes	-	-	-

Net loss before non-controlling interest	(73,054)	(3,372)	(587,920)
Net loss attributable to non-controlling interest	-		(9)

Net loss attributable to Brick Top Productions stockholders	$(73,054)	$(3,372)	$(587,911)

Net loss per common share, basic and diluted	$(0.00)	$(0.00)	$(0.02)

Weighted average common shares outstanding, basic and diluted	29,468,500	29,260,000	28,555,744

See accompanying notes to consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED STATEMENT OF EQUITY

For the period from February 20, 2009 to March 31, 2011

(Unaudited)

	COMMON STOCK	PAR VALUE	ADDITIONAL PAID IN CAPITAL	ACCUM DEFICIT	NON- CONTROLLING INTEREST	TOTAL EQUITY

Founder's Stock, February 20, 2009	22,900,000	$2,290	$-	$-	$-	$2,290

Stock issued for consulting, February 2009	100,000	10	9,990			10,000

Stock issued for cash at $0.10 per share, February through December 2009	6,250,000	625	624,375			625,000

Private Placement Costs, February through December 2009			(15,240)			(15,240)

Stock issued for cash at $1.00 per share, December 2009	10,000	1	9,999			10,000

Net Loss				(354,362)		(354,362)

Balance, December 31, 2009	29,260,000	2,926	629,124	(354,362)	-	277,688

Stock issued for cash at $1.00 per share, January through December 2010	208,500	21	208,479			208,500

Private Placement Costs, January through December 2010			(35,029)			(35,029)

Net Loss				(160,495)	(9)	(160,504)

Balance, December 31, 2010	29,468,500	2,947	802,574	(514,857)	(9)	290,655

Net Loss				(73,054)	-	(73,054)

Balance, March 31, 2011	29,468,500	$2,947	$802,574	$(587,911)	$(9)	$217,601

See accompanying notes to consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For three months ended March 31, 2011	For three months ended March 31, 2010	For The Period From February 20, 2009, (Inception) Through March 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(73,054)	$(3,372)	$(587,911)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	-	-	12,290
Bad debt expense	-	-	90,000
Depreciation	131	131	961
Noncontrolling interest in Subsidiary's current period net loss	-	-	(9)

Changes in operating assets and liabilities:
Prepaid expenses	12,500	(5,894)	(4,691)
Other current assets	-	-	(90,000)
Capitalized pilot costs	(12,766)	(2,620)	(292,931)
Deposits	-	(1,590)	(1,590)
Accrued expenses	50,837	1,047	62,500
	-
Net cash used in operating activities	(22,352)	(12,298)	(811,381)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of computer equipment	-	-	(2,621)

Net cash flows used in investing activities	-	-	(2,621)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash proceeds from sale of stock, net of costs	-	6,348	793,231
Advances from stockholders	-	21,700	56,000

Net cash provided by financing activities	-	28,048	849,231

CASH RECONCILIATION

Net increase in cash	(22,352)	15,750	35,229
Cash, beginning	57,581	954	-

CASH, END OF PERIOD	$35,229	$16,704	$35,229

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for
Interest	$-	$-	$-
Income taxes	$-	$-	$-

See accompanying notes to consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

Brick Top Productions, Inc. (“the Company”) was incorporated in the State of Florida on February 20, 2009 under the name “York Entertainment, Inc.”  On June 1, 2010, the Company acquired 6,000 Class A units of York Productions, LLC for $75,000, representing a 60% equity interest.  We have commenced our planned principal operations, producing motion pictures. We are considered a development stage company as defined in ASC 915 “Accounting and Reporting for Development Stage Enterprises”. We have an office in Boca Raton, Florida.

The Company’s fiscal year-end is December 31.

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have incurred operating losses and require additional funds to maintain our operations. Management plans to raise equity financing in the future.  These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any operating revenues to date.

On July 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162).  ASC 105-10 establishes the FASB ASC as the single source of authoritative accounting principles recognized by the FASB to be applied in preparation of financial statements in conformity with generally accepted accounting principles recognized by the United States of America (“U.S. GAAP”).  The adoption of this standard had no impact on the Company’s consolidated financial statements.

2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $587,911, a net loss of $73,054 and net cash used in operations of $22,352 for the interim period ended March 31, 2011. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to produce sufficient sales, the Company’s cash position may not be sufficient to support the Company’s daily operations. While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is a development stage company as defined by section 810-10-20 of the FASB Accounting Standards Codification. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share for the periods ending March 31, 2011 and 2010 respectively is equivalent to basic loss per share as there were no potentially dilutive equity instruments.

Business combination

In accordance with section 805-10-05 of the FASB Accounting Standards Codification the Company allocates the purchase price of acquired entities to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.

Management makes estimates of fair values based upon assumptions believed to be reasonable.  These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined product portfolio, and discount rates used to establish fair value.  These estimates are inherently uncertain and unpredictable.  Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level one – Quoted market prices in active markets for identical assets or liabilities;

Level two – Inputs other than level one inputs that are either directly or indirectly observable; and

Level three – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The adoption of ASC 820 has no material effect on the Company’s financial position or results of operations. The book values of cash and cash equivalents, other receivable, accounts payable and accrued liabilities and due to related parties approximate their respective fair values due to the short-term nature of these instruments. The Company has no assets or liabilities that are measured at fair value on a recurring basis. There were no assets or liabilities measured at fair value on a non-recurring basis during the interim periods ended March 31, 2011 and 2010, and from February 20, 2009 (inception) to March 31, 2011.

Film Property and Screenplay Rights

The Company capitalized costs it incurs to buy film or transcripts that will later be marketed or be used in the production of films according to ASC 926, Entertainment – Films. The Company will begin amortization of capitalized film cost when a film is released and it begins to recognize revenue from the film.  See note 4.

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.  Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to twenty (20) years.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive income (loss).  Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Long-Lived Assets Impairment

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in ASC 360-10. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. There was no impairment for the periods ended March 31, 2011 and 2010.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock-Based Compensation

The Company adopted ASC 718, Compensation – Stock-Based Compensation, to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

We did not grant any stock options during the periods ended March 31, 2011 and 2010.

Non-controlling interest

The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in York Productions, LLC, its majority owned subsidiary in the consolidated statements of balance sheets within the equity section, separately from the Company’s stockholders’ equity.  Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary, York Productions, LLC.  Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Comprehensive Income

We adopted ASC 220, Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. We are disclosing this information on our Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

Recent Accounting Pronouncements

In April, 2009, the FASB issued ASC 820-10-50 (formerly Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments) that expands to interim periods the existing annual requirement to disclose the fair value of financial instruments that are not reflected on the balance sheet at fair value. The new guidance could potentially require additional disclosures in interim periods after the Company’s fiscal year ending 2010. Adoption of this FSP will not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued a new guidance, Improving Disclosures about Fair Value Measurements (ASU 2010-06). This provision amends previous provisions that require reporting entities to make new disclosures about recurring and nonrecurring fair value measurements including the amounts of and reasons for significant transfers into and out of Level 1 and Level 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in the reconciliation of Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the Company’s results of operations or financial condition.

4. CAPITALIZED PILOT COSTS

On June 4, 2010, the Company’s majority owned subsidiary, York Productions, LLC, entered into a Production Services Agreement with Nick Nick, Inc.  Under this agreement, York Productions, LLC contributed $75,000 in capital to Nick Nick, Inc. for the production of the “Doorman” pilot.  Additionally, York Productions, LLC is assigned rights to “Intellectual Property” by Nick Nick, Inc.

The Company capitalizes film costs.  The Company will begin amortization of capitalized film costs and accrual (expensing) of participation costs when a film is released and it begins to recognize revenue from that film.  The costs of producing a film and bringing that film to market consist of film costs, participation costs, exploitation costs, and manufacturing costs. Pursuant to SOP 00-2, the Company will begin amortization of capitalized film costs using the individual-film-forecast-computation which amortizes or accrues such costs in the same ratio that current period actual revenue bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year.

5. STOCKHOLDER’S EQUITY (DEFICIT)

Common Stock includes 100,000,000 shares authorized at a par value of $0.0001, of which 29,468,500 are issued and outstanding.

Preferred Stock includes 10,000,000 shares authorized at a par value of $0.0001, none of which have been issued.

In February 2009, we issued 22,900,000 common shares to our founders.  Of those shares, we issued 15,333,333 to our Chief Financial Officer, Mr. Alexander Bafer and 7,166,667 to our President, Christopher Leone.

In February 2009, we issued 100,000 shares for professional services for a total value of $10,000, or $0.0001 per share.

From February through December 2009, we issued a total of 6,260,000 shares at $0.10 per share for a total value of $626,000, net of costs $610,760.

In December 2009, we issued 10,000 shares at $1.00 per share for a total value of $10,000.

During March through December 2010, we issued a total of 208,500 shares at $1.00 per share for a total value of $208,500, net of costs $173,471.

6. RELATED PARTY TRANSACTIONS

As of March 31, 2010, the Company is reporting a note payable of $56,000; due on demand and non-interest bearing. This note is due to our executive officers and reflects advances and expenses paid on behalf of the Company by our executive officers.

Production Services Agreement with a Related Party

On June 1, 2010, the Company acquired 6,000 Class A units of York Productions, LLC, for $75,000, representing a 60% majority ownership.  The remaining 4,000 Class A units were issued to Nick Turturro in exchange for rights to the “Doorman” screenplay. Cash flows from purchases, sales, and maturities of available-for-sale securities are classified as cash flows from investing activities and reported gross in the statement of cash flows.

On June 4, 2010, York Productions, LLC entered into a Production Services Agreement with Nick Nick, Inc.  Under this agreement, York Productions, LLC contributed $85,000 in capital to Nick Nick, Inc. for the production of the “Doorman” pilot.  Additionally, York Productions, LLC is assigned rights to “Intellectual Property” by Nick Nick, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Brick Top Productions, Inc.

Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Brick Top Productions, Inc., a development stage company, (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2010, for the period from February 20, 2009 (inception) through December 31, 2009 and for the period from February 20, 2009 (inception) through December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the year ended December 31, 2010 for the period from February 20, 2009 (inception) through December 31, 2009 and for the period from February 20, 2009 (inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had a net loss and net cash used in operating activities for the year ended December 31, 2010, respectively.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

August 5, 2011

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31,	December 31,
	2010	2009s

CURRENT ASSETS

Cash	$57,581	$955
Prepaid expenses	17,191	70,868
Deposit receivable	-	90,000

Total Current Assets	74,772	161,823

Computer equipment, net	1,791	2,315

Capitalized pilot costs	280,165	135,050

Deposits	1,590	-

TOTAL ASSETS	$358,318	$299,188

LIABILITIES AND EQUITY

CURRENT LIABILITIES

Accrued expenses	$11,663	$-
Advances from stockholders	56,000	21,500

Total Current Liabilities	67,663	21,500

TOTAL LIABILITIES	67,663	21,500

Preferred stock; $0.0001 par value, 10,000,000 shares authorized none issued or outstanding	-	-

Common stock; $0.0001 par value, 100,000,000 shares authorized 29,468,500 and 29,260,000 issued and outstanding, respectively	2,947	2,926

Additional paid-in capital	802,574	629,124

Deficit accumulated during the development stage	(514,857)	(354,362)
Total Brick Top Production Stockholders' Equity	290,664	277,688

Non-controlling interest in subsidiary	(9)	-

Total Equity	290,655	277,688

TOTAL LIABILITIES AND EQUITY	$358,318	$299,188

See accompanying notes to consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended December 31, 2010	For The Period From February 20, 2009, (Inception) Through December 31, 2009	For The Period From February 20, 2009, (Inception) Through December 31, 2010

Revenue	$-	$-	$-

Operating expenses:

Compensation	50,000	133,790	183,790
Professional fees	69,648	27,532	97,180
Marketing	1,102	35,675	36,777
Bad debts	-	99,000	99,000
Rent	14,684	45,450	60,134
General and administrative	25,070	12,915	37,985

Total operating expenses	160,504	354,362	514,866

Loss before income taxes and non-controlling interest	(160,504)	(354,362)	(514,866)

Provision for income taxes	-	-	-

Net loss before non-controlling interest	(160,504)	(354,362)	(514,866)
Net loss attributable to non-controlling interest	(9)	-	(9)

Net loss attributable to Brick Top Productions stockholders	$(160,495)	$(354,362)	$(514,857)

Net loss per common share, basic and diluted	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares outstanding, basic and diluted	29,317,696	27,455,956	28,434,794

See accompanying notes to consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED STATEMENT OF EQUITY

For the period from February 20, 2009 to December 31, 2010

	COMMON STOCK	PAR VALUE	ADDITIONAL PAID IN CAPITAL	ACCUM DEFICIT	NON- CONTROLLING INTEREST	TOTAL EQUITY

Founder's Stock, February 20, 2009	22,900,000	$2,290	$-	$-	$-	$2,290

Stock issued for consulting, February 2009	100,000	10	9,990			10,000

Stock issued for cash at $0.10 per share, February through December 2009	6,250,000	625	624,375			625,000

Private Placement Costs, February through December 2009			(15,240)			(15,240)

Stock issued for cash at $1.00 per share, December 2009	10,000	1	9,999			10,000

Net Loss				(354,362)		(354,362)

Balance, December 31, 2009	29,260,000	2,926	629,124	(354,362)	-	277,688

Stock issued for cash at $1.00 per share, January through December 2010	208,500	21	208,479			208,500

Private Placement Costs, January through December 2010			(35,029)			(35,029)

Net Loss				(160,495)	(9)	(160,504)

Balance, December 31, 2010	29,468,500	2,947	802,574	(514,857)	(9)	290,655

See accompanying notes to consolidated financial statements.

BRICK TOP PRODUCTIONS, INC.

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended December 31, 2010	For The Period From February 20, 2009, (Inception) Through December 31, 2009	For The Period From February 20, 2009, (Inception) Through December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(160,504)	$(354,362)	$(514,866)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	-	12,290	12,290
Bad debt expense	90,000	-	90,000
Depreciation	524	306	830

Changes in operating assets and liabilities:
Prepaid expenses	53,677	(70,868)	(17,191)
Other current assets	-	(90,000)	(90,000)
Capitalized pilot costs	(145,115)	(135,050)	(280,165)
Deposits	(1,590)	-	(1,590)
Accrued expenses	11,663	-	11,663

Net cash used in operating activities	(151,345)	(637,684)	(789,029)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of computer equipment	-	(2,621)	(2,621)

Net cash flows used in investing activities	-	(2,621)	(2,621)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash proceeds from sale of stock, net of costs	173,471	619,760	793,231
Advances from stockholders	34,500	21,500	56,000

Net cash provided by financing activities	207,971	641,260	849,231

CASH RECONCILIATION

Net increase in cash	56,626	955	57,581
Cash, beginning	955	-	-

CASH, END OF PERIOD	$57,581	$955	$57,581

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for
Interest	$-	$-	$-
Income taxes	$-	$-	$-

See accompanying notes to consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

Brick Top Productions, Inc. (“the Company”) was incorporated in the State of Florida on February 20, 2009 under the name “York Entertainment, Inc.”  On June 1, 2010, the Company acquired 6,000 Class A units of York Productions, LLC for $75,000, representing a 60% equity interest.  We have commenced our planned principal operations, producing motion pictures. We are considered a development stage company as defined in ASC 915 “Accounting and Reporting for Development Stage Enterprises”. We have an office in Boca Raton, Florida.

The Company’s fiscal year-end is December 31.

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have incurred operating losses and require additional funds to maintain our operations. Management plans to raise equity financing in the future.  These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any operating revenues to date.

On July 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162).  ASC 105-10 establishes the FASB ASC as the single source of authoritative accounting principles recognized by the FASB to be applied in preparation of financial statements in conformity with generally accepted accounting principles recognized by the United States of America (“U.S. GAAP”).  The adoption of this standard had no impact on the Company’s consolidated financial statements.

2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $514,857 and net cash used in operations of $151,345 and $637,684 for the years ended December 31, 2010 and 2009, respectively. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to produce sufficient sales, the Company’s cash position may not be sufficient to support the Company’s daily operations. While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is a development stage company as defined by section 810-10-20 of the FASB Accounting Standards Codification. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share for the periods ending December 31, 2010 and 2009, respectively, is equivalent to basic loss per share as there were no potentially dilutive equity instruments.

Business combination

In accordance with section 805-10-05 of the FASB Accounting Standards Codification the Company allocates the purchase price of acquired entities to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.

Management makes estimates of fair values based upon assumptions believed to be reasonable.  These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined product portfolio, and discount rates used to establish fair value.  These estimates are inherently uncertain and unpredictable.  Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level one – Quoted market prices in active markets for identical assets or liabilities;

Level two – Inputs other than level one inputs that are either directly or indirectly observable; and

Level three – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The adoption of ASC 820 has no material effect on the Company’s financial position or results of operations. The book values of cash and cash equivalents, other receivable, accounts payable and accrued liabilities and due to related parties approximate their respective fair values due to the short-term nature of these instruments. The Company has no assets or liabilities that are measured at fair value on a recurring basis. There were no assets or liabilities measured at fair value on a non-recurring basis during the years ended December 31, 2010 and 2009, and from February 20, 2009 (inception) to December 31, 2010.

Film Property and Screenplay Rights

The Company capitalized costs it incurs to buy film or transcripts that will later be marketed or be used in the production of films according to ASC 926, Entertainment – Films. The Company will begin amortization of capitalized film cost when a film is released and it begins to recognize revenue from the film.  See note 4.

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.  Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to twenty (20) years.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive income (loss).  Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Long-Lived Assets Impairment

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in ASC 360-10. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. There was no impairment for the years ended December 30, 2010 and 2009.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock-Based Compensation

The Company adopted ASC 718, Compensation – Stock-Based Compensation, to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

We did not grant any stock options during the years ended December 31, 2010 and 2009.

Non-controlling interest

The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in York Productions, LLC, its majority owned subsidiary in the consolidated statements of balance sheets within the equity section, separately from the Company’s stockholders’ equity.  Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary, York Productions, LLC.  Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Comprehensive Income

We adopted ASC 220, Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. We are disclosing this information on our Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

Recent Accounting Pronouncements

In April, 2009, the FASB issued ASC 820-10-50 (formerly Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments) that expands to interim periods the existing annual requirement to disclose the fair value of financial instruments that are not reflected on the balance sheet at fair value. The new guidance could potentially require additional disclosures in interim periods after the Company’s fiscal year ending 2010. Adoption of this FSP will not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued a new guidance, Improving Disclosures about Fair Value Measurements (ASU 2010-06). This provision amends previous provisions that require reporting entities to make new disclosures about recurring and nonrecurring fair value measurements including the amounts of and reasons for significant transfers into and out of Level 1 and Level 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in the reconciliation of Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the Company’s results of operations or financial condition.

4. OPTION AGREEMENT

On April 4, 2010, the Company entered into an Option Agreement with Jonathan Christopher, LLC (the “Option Agreement”).  Pursuant to the terms of the Option Agreement, the Company paid Jonathan Christopher, LLC $189,000 for rights to acquire screenplays that could be produced into commercially salable motion pictures. The amount paid was to be refunded in the event the Company elected not to exercise its option to acquire screenplays from Jonathan Christopher, LLC.  The option expired unexercised on September 20, 2010.  Since the expiration of the option Jonathan Christopher, LLC has repaid $99,000 of the amounts advanced, leaving an outstanding balance of $90,000 owed by Jonathan Christopher, LLC to BTP.  As of December 31, 2010, the Company considered the collectability of this balance doubtful and has written the balance down to bad debt.

5. CAPITALIZED PILOT COSTS

On June 4, 2010, the Company’s majority owned subsidiary, York Productions, LLC, entered into a Production Services Agreement with Nick Nick, Inc.  Under this agreement, York Productions, LLC contributed $75,000 in capital to Nick Nick, Inc. for the production of the “Doorman” pilot.  Additionally, York Productions, LLC is assigned rights to “Intellectual Property” by Nick Nick, Inc.

The Company capitalizes film costs.  The Company will begin amortization of capitalized film costs and accrual (expensing) of participation costs when a film is released and it begins to recognize revenue from that film.  The costs of producing a film and bringing that film to market consist of film costs, participation costs, exploitation costs, and manufacturing costs. Pursuant to SOP 00-2, the Company will begin amortization of capitalized film costs using the individual-film-forecast-computation which amortizes or accrues such costs in the same ratio that current period actual revenue bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year.

6. STOCKHOLDER’S EQUITY (DEFICIT)

Common Stock includes 100,000,000 shares authorized at a par value of $0.0001, of which 29,468,500 are issued and outstanding.

Preferred Stock includes 10,000,000 shares authorized at a par value of $0.0001, none of which have been issued.

In February 2009, we issued 22,900,000 common shares to our founders.  Of those shares, we issued 15,333,333 to our Chief Financial Officer, Mr. Alexander Bafer and 7,166,667 to our President, Christopher Leone.

In February 2009, we issued 100,000 shares for professional services for a total value of $10,000, or $0.10 per share.

From February through December 2009, we issued a total of 6,250,000 shares at $0.10 per share for a total value of $625,000, net of costs $609,760.

In December 2009, we issued 10,000 shares at $1.00 per share for a total value of $10,000.

During January through December 2010, we issued a total of 208,500 shares at $1.00 per share for a total value of $208,500, net of costs $173,471.

7. RELATED PARTY TRANSACTIONS

As of December 31, 2010, the Company is reporting a note payable of $56,000; due on demand and non-interest bearing. This note is due to our executive officers and reflects advances and expenses paid on behalf of the Company by our executive officers.

Production Services Agreement with a Related Party

On June 1, 2010, the Company acquired 6,000 Class A units of York Productions, LLC, for $75,000, representing a 60% majority ownership.  The remaining 4,000 Class A units were issued to Nick Turturro in exchange for rights to the “Doorman” screenplay. Cash flows from purchases, sales, and maturities of available-for-sale securities are classified as cash flows from investing activities and reported gross in the statement of cash flows.

On June 4, 2010, York Productions, LLC entered into a Production Services Agreement with Nick Nick, Inc.  Under this agreement, York Productions, LLC contributed $85,000 in capital to Nick Nick, Inc. for the production of the “Doorman” pilot.  Additionally, York Productions, LLC is assigned rights to “Intellectual Property” by Nick Nick, Inc.

8. COMMITMENTS AND CONTINGENCIES

On February 1, 2010, the Company entered into a lease agreement with Reflections of Boca, LLC.  The term of the lease is twelve months, automatically renewing, unless written notice of termination is provided ninety days prior to January 31, 2011.

9. INCOME TAXES

Deferred tax assets

At December 31, 2010, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $514,857 that may be offset against future taxable income through 2030.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $77,229 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $77,229.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $24,075 for the period from January 1, 2010 through December 31, 2010.

Components of deferred tax assets at December 31, 2010 are as follows:

December 31, 2010

Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$77,229
Less valuation allowance	(77,229)
Deferred tax assets, net of valuation allowance	$-

Income taxes in the statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

For the Period from February 20, 2009 (inception) through December 31, 2010

Federal statutory income tax rate	15.0
Change in valuation allowance on net operating loss carry-forwards	(15.0)
Effective income tax rate	0.0

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$$830
Transfer Agent Fees	$0
Accounting Fees and Expenses	$$50,000
Legal Fees and Expenses	$30,000
Miscellaneous Fees and Expenses	$4,170
Total	$85,000

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the FBCA and our Bylaws.  Our Articles of Incorporation provide that we shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.  Our Bylaws set forth indemnification provisions which are substantively the same as those provided in the FBCA, as follows:

(1)  The Company shall indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2)  A corporation shall indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

(4)  Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

(a)  By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b)  If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)  By independent legal counsel:

1.  Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

2.  If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d)  By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5)  Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6)  Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the Company pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7)  The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(8)  Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9)  Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the Company who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a)  The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the Company to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b)  The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Company of its power pursuant to subsection (7); or

(c)  The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

(10)  For purposes of this section, the term "company" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(11)  For purposes of this section:

(a)  The term "other enterprises" includes employee benefit plans;

(b)  The term "expenses" includes counsel fees, including those for appeal;

(c)  The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

(d)  The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

(e)  The term "agent" includes a volunteer;

(f)  The term "serving at the request of the Company" includes any service as a director, officer, employee, or agent of the Company that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(g)  The term "not opposed to the best interest of the Company" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(12) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of this section.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended:

In February 2009 we conducted a private offering for the issuance of 6,260,000 shares of our common stock at a price of $0.10 per share.  The shares were issued in accordance with the exemption from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended.

In June 2010 we conducted a private offering for the issuance of 208,500 shares of our common stock at a price of $1.00 per share.  The shares were issued in accordance with the exemption from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended.

In June 2011 we issued 50,000 shares of our common stock to an accredited investor at a price of $1.00 per share.  The shares were issued in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

Exhibit Number	Description
3.1(i)	Articles of Incorporation
3.1(ii)	Amendment to Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Roetzel & Andress (1)
10.1	Employment Agreement with Alexander Bafer
10.2	Employment Agreement with Christopher Leone
21.1	List of Subsidiaries
23.1	Consent of Li & Company, PC
23.2	Consent of Counsel (included in exhibit 5.1)(1)

(1) To be provided via amendment.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)  to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(c)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Boca Raton, Florida, on August 5, 2011.

BRICK TOP PRODUCTIONS, INC

By:	/s/ Alexander Bafer
Alexander Bafer
Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

August 5, 2011	By:	/s Alexander Bafer
Alexander Bafer
Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Director

August 5, 2011	By:	/s Christopher Leone
Christopher Leone
President and Director